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                    SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                                FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
        Sections 13 and 15(d) of the Securities Exchange Act of 1934


                      Commission File Number:  1-8684

                          EXCEL INDUSTRIES, INC.
         (Exact name of registrant as specified in its charter)

                          1120 North Main Street
                          Elkhart, Indiana 46514
                              (219) 264-2131
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, no par value
           (Title of each class of securities covered by this Form)

                                    None
 (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(ii)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]             Rule 15d-6            [ ]
Rule 12h-3(b)(1)(i)   [X]

Approximate number of holders of record as of the certification or notice date: None

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Pursuant to the requirements of the Securities Exchange Act of 1934, Dura
Operating Corp., as successor by merger to Excel Industries, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      DURA OPERATING CORP. (AS SUCCESSOR BY
                                      MERGER TO EXCEL INDUSTRIES, INC.)


Date: March 24, 1999                  By: /s/ Carl E. Nelson
                                          ----------------------------------
                                      Name:  Carl E. Nelson
                                      Title: Vice President















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